Exhibit 99.1

For Immediate Release	February 13, 2008
Crown Crafts, Inc. Reports Results for Third Quarter of Fiscal Year 2008
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported net income for the third quarter of fiscal year 2008 of $1.2 million, or $0.12 per diluted share, on net sales of $18.4 million compared to net income for the third quarter of fiscal year 2007 of $0.6 million, or $0.06 per diluted share, on net sales of $15.4 million. Net income for the third quarter of fiscal year 2007 included a $0.4 million charge related to the closure of Churchill Weavers, a wholly-owned subsidiary of the Company.
“We are very pleased with our net sales increase of 19.9% quarter over quarter.  We are also very pleased that our pre-tax net income from continuing operations increased 34.4% from $1.4 million in the third quarter of the prior year to $1.9 million in the same period of the current year. Our gross profit increased $0.7 million quarter over quarter, but gross profit would have increased by an additional $0.2 million or 1.2% as a percentage of net sales without the effect of the deferred overhead burden.  Our earnings before interest, taxes, depreciation and amortization (EBITDA) was $2.5 million as compared to $1.1 million in the same quarter last year,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company.
“We completed the acquisition of the Springs Baby products line on November 5, 2007 and shipped Springs products for only half of November and the month of December.  The Company is off to a very strong start with the integration of Springs Baby and anticipates being out of the warehouse facility leased by Springs by the end of March, which will further reduce our operating costs. We are happy to have purchased Springs Baby for 2.5 times the anticipated incremental EBITDA contribution. The Company paid $11 million for the baby products line and anticipates $4.4 million of annual EBITDA to be generated after the six-month shared services arrangement with Springs is over. We hired none of the employees from Springs, and to date we have added seven people to our staff to service the new business. After the consolidation of the warehouse, we anticipate that the number of new personnel hired will increase to eighteen,” Mr. Chestnut concluded.
During the third quarter of fiscal year 2008, the Company repurchased 140,353 shares of common stock for approximately $519,000 including broker fees at an average price per share, excluding fees, of $3.67. Year-to-date the Company has repurchased 225,208 shares, or 2.2% of its outstanding common stock, for approximately $854,000 including broker fees at an average price per share, excluding fees, of $3.76.
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions. Interested individuals may join the teleconference by dialing (888) 400-7916. Please refer to confirmation number 909011. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from 2:30 p.m. Central Standard Time on February 13, 2008 through 11:59 p.m. Central Standard Time on February 20, 2008. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 909011.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations Department (225) 647-9146 or Halliburton Investor Relations (972) 458-8000

CROWN CRAFTS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Nine Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Net sales	$18,431	$15,368	$50,902	$52,041
Gross profit	4,578	3,864	12,847	14,010
Gross margin	24.8%	25.1%	25.2%	26.9%
Income from operations	1,994	1,628	4,887	7,123
Gain on debt refinancing	—	—	—	4,069
Income before income taxes	1,928	1,435	4,566	10,150
Income tax expense	692	451	1,705	2,758
Income from continuing operations after income taxes	1,236	984	2,861	7,392
Loss from discontinued operations – net of income taxes	(12)	(370)	(110)	(513)
Net income	1,224	614	2,751	6,879
Basic income per share	.12	.06	.28	.71
Diluted income per share	.12	.06	.27	.69

Weighted Average Shares Outstanding:
Basic	9,903	9,953	9,966	9,716
Diluted	10,176	10,269	10,248	9,973
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	December 30, 2007	April 1, 2007
Cash and cash equivalents	$1	$33
Accounts receivable, net of allowances	14,838	12,885
Inventories	16,473	7,145
Total current assets	35,028	23,784
Goodwill	22,884	22,884
Intangible assets, net	7,712	617
Total assets	66,456	48,916

Current maturities of long-term debt	2,508	19
Total current liabilities	13,753	5,615
Long-term debt	12,813	5,780
Total non-current liabilities	13,511	6,478

Shareholders’ equity	39,192	36,823
Total liabilities and shareholders’ equity	66,456	48,916

Crown Crafts, Inc. and Subsidiaries
Non-GAAP Reconciliation — EBITDA
(In thousands)
Unaudited

	Three Months Ended
	December 30,	December 31,
	2007	2006
Net Income	$1,224	$614
Interest expense	244	195
Interest income	(9)	0
Taxes	687	194
Depreciation	88	111
Amortization	303	6

EBITDA	$2,537	$1,120

Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a measure that management uses to monitor the Company’s operating and cash flow performance. In calculating EBITDA, the Company excludes interest, taxes, depreciation and amortization. This non-GAAP financial measure is provided as supplemental information and should not be considered as a substitute for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity.
Springs Baby Products Line
Non-GAAP Reconciliation — EBITDA
(In thousands)
Unaudited

Annual
Incremental
Pre-tax net income	$3,500
Interest expense	900
Depreciation	0
Amortization	0

EBITDA	$4,400

The above reconciliation reflects the annual incremental EBITDA anticipated to be contributed by the Springs Baby products line after the six-month shared services arrangement between the Company and Springs has terminated.